Exhibit 10.2

CONTINUING GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to HAT CF I Borrower LLC, a Delaware limited liability company, and HASI CF I Borrower LLC, a Delaware limited liability company (individually, each a “Borrower” and collectively, the “Borrowers”) by the lenders party to that certain Loan Agreement (as defined in Annex A) from time to time, including without limitation Bank of America, N.A. (collectively the “Lender”), the undersigned Guarantors (each a “Guarantor” and collectively “Guarantors”) hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Definitions. Terms used herein shall have the meanings set forth on Annex A attached hereto. Terms used but not defined in this Guaranty shall have the meanings set forth in the Loan Agreement (PF) dated as of July [    ], 2013, by and among the Borrowers and Bank of America, N.A., as administrative agent (in such capacity, and including any permitted successors or assigns, the “Administrative Agent”) and the Lenders (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”), and the rules of construction set forth therein shall apply hereto.

2. Guaranty. The Guarantors, jointly and severally, hereby absolutely and unconditionally guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities (including without limitation the Obligations) of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Obligors to the Secured Parties, whether associated with any credit or other financial accommodation made to or for the benefit of the Obligors by the Secured Parties or otherwise and whenever created, arising, evidenced or acquired (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable and documented, out of pocket third-party fees costs and expenses, including attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), in each case, under and pursuant to the Loan Documents, and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or any other Obligor under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Lender’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

3. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized and resident in the United States of America. The Guarantors shall make all payments hereunder in accordance with Section 5.7 of the Loan Agreement which provisions shall be herein incorporated by reference mutatis mutandis. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4. Rights of Lender. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.

5. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Obligor or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of any Obligor; (b) any defense based on any claim that a Guarantor’s obligations exceed or are more burdensome than those of the Obligors; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to require a Secured Party to proceed against one or more of the Borrowers or other Obligors, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Secured Party’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

6. Obligations Independent. The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against a Guarantor to enforce this Guaranty whether or not the Obligors or any other person or entity is joined as a party.

7. Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid in cash and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations, including without limitation, any amounts payable under this Guaranty, are indefeasibly paid in full in cash and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated, as evidenced by a Payoff Letter. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Obligors or any Guarantor is made, or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the applicable Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

9. Subordination. Without in any way limiting the obligations of the Obligors under the Loan Documents, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Obligors (other than another Guarantor or HAT Holdings) owing to the Guarantors, whether now existing or hereafter arising, including but not limited to any obligation of any Obligor (other than another Guarantor or HAT Holdings) to a Guarantor as subrogee of a Secured Party or resulting from a Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If a Secured Party so requests, any such obligation or indebtedness of the Obligors (other than another Guarantor or HAT Holdings) to the Guarantors shall be enforced and performance received by the Guarantors as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Administrative Agent, for the benefit of the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantors under this Guaranty. For the avoidance of doubt, this Section 9 shall not be deemed to apply to any Restricted Payment to a Guarantor to the extent that such Restricted Payment is permitted to be distributed to a Guarantor in accordance with the Loan Documents.

10. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

11. Expenses. The Guarantors shall, jointly and severally, pay within ten (10) Business Days of request all reasonable and documented out-of-pocket third-party fees and expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Lender in any proceeding any Debtor Relief Laws. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors. No failure by any Secured Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Lender, Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of any Secured Party or any term or provision thereof.

13. Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Obligors such information concerning the financial condition, business and operations of each Obligor as the Guarantors require, and that no Secured Party has any duty, and the Guarantors are not relying on any Secured Party at any time, to disclose to the Guarantors any information relating to the business, operations or financial condition of any Obligor or any other guarantor (the Guarantors waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

14. Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent and each Lender is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all accounts and deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of a Guarantor, against any amount so due, whether or not such Lender shall have made any demand under any Loan Document and although such amount may be owed to a branch or office of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent and the Lender under this Section 14 are in addition to other rights and remedies (including other rights of setoff) that such Person may have. The Administrative Agent and the Lenders agree to use reasonable efforts to notify the applicable Guarantor promptly after any such setoff and application; provided that (i) the failure to give such notice shall not affect the validity of such setoff and application and (ii) neither the Administrative Agent nor any Lender shall have any liability in the event of any failure to give such notice.

15. Representations; Warranties and Covenants.

(a) General Representations and Warranties. In order to induce the Agents and Lenders to enter into the Loan Agreement and to make each Advance to be made thereby, each Guarantor represents and warrants to each Agent and Lender, on the Loan Document Effective Date and each Credit Date (to the extent required under the Loan Documents), as applicable, that the following statements are true and correct:

(i) Organization and Qualification. Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Guarantor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(ii) Power and Authority. Such Guarantor is duly authorized to execute, deliver and perform its obligations under this Guaranty. The execution, delivery and performance of this Guaranty has been duly authorized by all necessary corporate, limited liability company or partnerships, as applicable, action on the part of such Guarantor.

(iii) Enforceability. This Guaranty is a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(iv) No Conflict. The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereby do not and will not (a) violate in any material respect (i) any provision of any Applicable Law with respect to such Guarantor, (ii) any of the Organizational Documents of such Guarantor or (iii) any order, judgment or decree of any court or other agency of government binding on such Guarantor; (b) conflict with, result in a breach of or constitute (immediately or upon the giving of notice) a default in any material respect under any Contractual Obligation of such Guarantor; (c) result in or require the creation or imposition of any material Lien upon any of the properties or assets of such Guarantor (other than any Liens permitted by or created under any of the Loan Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners of such Guarantor or any approval or consent of any Person under any Contractual Obligations of such Guarantor except such approvals or consents which have been obtained on or prior to the date hereof and are in full force and effect.

(v) Process Agent Appointment. Such Guarantor has irrevocably appointed an agent for service of process in the State of New York in accordance with Section 17, and has paid all required appointment fees for a period of one (1) year from the Loan Document Effective Date.

(vi) [Reserved]

(vii) [Reserved]

(viii) Governmental Regulations. The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect as of the date hereof, and required filings with the U.S. Securities and Exchange Commission regarding the Loan Agreement and the Other Loan Facility, and (ii) otherwise as could not reasonably be expected to have a Material Adverse Effect. No Guarantor is or is required to be registered as a “registered investment company” or is a company “controlled” by a “registered investment company” or is a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(ix) Compliance with Laws.

(A) Such Guarantor is in (i) compliance with all Applicable Laws and all applicable restrictions and regulations imposed by all Governmental Authorities in respect of the conduct of its businesses and the ownership of its Properties (other than in respect of OFAC, Sanctions, Anti-Terrorism Laws, United States Foreign Corrupt Practices Act of 1977 and Foreign Asset Control Regulations), except as could not reasonably be expected to have a Material Adverse Effect and (ii) compliance in all material respects with OFAC, Sanctions, Anti-Terrorism Laws, United States Foreign Corrupt Practices Act of 1977 and Foreign Asset Control Regulations.

(B) Such Guarantor nor any Subsidiary of such Guarantor, nor any director, officer or employee thereof, nor to the Knowledge of such Guarantor, any agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is such Guarantor nor any Subsidiary of such Guarantor located, organized or resident in a Designated Jurisdiction.

(C) Such Guarantor is not a “financial institution” as defined under 31 USC §5312(a)(1).

(D) Such Guarantor nor any director, officer or employee thereof, nor to the Knowledge of such Guarantor, any agent, affiliate or representative thereof is in (or previously was in) violation in any material respects of any laws relating to terrorism, “know your customer” obligations or money laundering including the Patriot Act and the Anti-Terrorism Order (the “Anti-Terrorism Laws”) applicable to it. No part of the proceeds of the

Loans will be used, directly or indirectly, by such Guarantor, any Related Borrower Party and any Subsidiary of such Guarantor (other than a Related Borrower Party) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(E) Neither the making of any disbursement of the Loan Agreement nor the use of the proceeds thereof by such Guarantor, any Related Borrower Party and any Subsidiary of such Guarantor (other than a Related Borrower Party) will violate in any material respect the United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor (the “Foreign Asset Control Regulations”).

(F) There have been no citations of, notices of or orders of material noncompliance issued to such Guarantor by any Governmental Authority under any securities laws.

(x) Litigation. As of the date hereof, there are no proceedings or investigations pending or, to such Guarantor’s Knowledge, threatened against such Guarantor, or any of its businesses, operations, prospects or conditions, that (a) relate to the Guaranty or any of the Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to such Guarantor. As of the date hereof, such Guarantor is not in default with respect to any order, injunction or judgment of any Governmental Authority.

(xi) [Reserved]

(xii) [Reserved]

(xiii) [Reserved]

(xiv) [Reserved]

(xv) [Reserved]

(xvi) [Reserved]

(xvii) [Reserved]

(xviii) Solvency. As of the date hereof, such Guarantor is and, upon the incurrence of its obligations hereunder on any date on which this representation and warranty is made, will be, Solvent and has or is expected to have sufficient funds or assets to satisfy all of its Contractual Obligations, including without limitation, the Guaranteed Obligations, and to pay all of its debts and liabilities from its own assets.

(xix) [Reserved]

(xx) [Reserved]

(xxi) [Reserved]

(xxii) REIT. As of the date hereof, HA LP and HA LLC are classified either as partnerships or entities disregarded as separate from their owners (in each case, for U.S. federal income Tax purposes). Commencing with its taxable year ending December 31, 2013, HA INC has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and HA INC’s proposed method of operation will at all times enable HA INC to meet the requirements for qualification and taxation as a REIT under the Code.

(xxiii) Corporate Structure. As of the date hereof, the organizational structure and capital structure of HA INC shall be as set forth on Schedule 15(a)(xxiii) hereof.

(xxiv) [Reserved]

(xxv) [Reserved]

(b) Covenants. Each Guarantor covenants and agrees that, so long as any Commitment is in effect, and until payment in full in cash of all Obligations as evidenced by the Payoff Letter, each such Guarantor shall perform all covenants in this Section 15(b).

(i) [Reserved]

(ii) Existence. (A) Except as permitted by Section 15(b)(xii), such Guarantor shall at all times preserve and keep in full force and effect its existence. Commencing with its taxable year ending December 31, 2013, HA INC has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and HA INC’s proposed method of operation will at all times enable HA INC to meet the requirements for qualification and taxation as a REIT under the Code. (B) Such Guarantor shall at all times preserve and keep in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect, all rights and franchises, licenses and permits material to its business.

(iii) Inspections; Books and Records. Such Guarantor shall (A) at all times cause Borrowers to comply with their obligations under Section 11.1.3 of the Loan Agreement and (B) to the extent required to enable the Borrowers to comply with such contractual obligations, permit representatives and independent contractors of Administrative Agent to (i) visit and inspect any of its properties, (ii) to examine its corporate, financial and operating records, and files concerning the Project Portfolio, Loan Documents and Underlying Loan Documents, and make copies thereof or abstracts therefrom, and (iii) discuss the affairs, business (including, without limitation, all matters concerning the Project Portfolio and Underlying Loans), finances and accounts of Obligors (other than Guarantors), with the directors, officers, independent public accountants (provided that Guarantors shall be present for any meetings with such accountants), legal counsel and other independent agents and experts of such Guarantor at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Guarantor; provided that all reasonable and documented third party charges, costs and expenses of Administrative Agent and its representatives and independent contractors in connection with such visits, examinations and discussions shall be reimbursed by the Guarantors only in connection with two (2) such visits, examinations and discussions per fiscal year; provided further, however, that when an Event of Default exists Administrative Agent (or its representatives or independent contractors) may do any of the foregoing at the expense of Guarantors at any time during normal business hours and without advance notice.

(iv) Compliance with Laws. Such Guarantor shall at all times, comply with all Applicable Laws and regulations (including Environmental Laws, FLSA, FATCA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, but excluding Anti-Terrorism Laws, OFAC, Sanctions, United States Foreign Corrupt Practices Act of 1977, and Foreign Asset Control Regulations) and maintain all Governmental Approvals necessary to the conduct of its business, unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Such Guarantor shall at all times, comply in all material respects with Anti-Terrorism Laws, OFAC, Sanctions, United States Foreign Corrupt Practices Act of 1977, and Foreign Asset Control Regulations and regulations thereto.

(v) Taxes. Such Guarantor shall pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless the amount is not material to it or its financial condition or such Taxes are being Properly Contested.

(vi) [Reserved]

(vii) Financial Covenants.

(A) Minimum Liquidity Amount: HA INC shall not permit as of any date, the Liquidity Amount to be less than an amount equal to five (5%) percent of the Aggregate Outstanding Amount (the “Minimum Amount”), it being agreed that if at any time the Liquidity Amount falls below the Minimum Amount as a result of proceeds from Liquid Investments being used for the purpose of satisfying the Obligations or Obligations (as defined in the Other Loan Agreement) or to capitalize any Borrower Party in accordance with Section 11.2.16 of the Loan Agreement, HA INC shall, not later than thirty (30) days thereafter, cause the Liquidity Amount to be replenished to at least the Minimum Amount; provided that, for purposes of the Compliance Certificate required to be delivered pursuant to Section 11.1.1(e) of the Loan Agreement, such Compliance Certificate will calculate the Minimum Liquidity Amount as of the last day of the Fiscal Quarter that ended immediately prior to the delivery of such Compliance Certificate.

(B) Minimum Net Investment Revenue: HA INC shall not permit, as of any Calculation Date (provided that the first such Calculation Date shall be July 30, 2014), the Net Investment Revenue to be less than or equal to $0 for the four Fiscal Quarter period ending on such Calculation Date.

(C) Maximum Debt to Equity Ratio: HA INC shall not permit, as of any date, the Consolidated Debt to Equity Ratio to equal or exceed 4.00 to 1.00 as of such date;

provided that, for purposes of the Compliance Certificate required to be delivered pursuant to Section 11.1.1(e) of the Loan Agreement, such Compliance Certificate will calculate the Consolidated Debt to Equity Ratio as of the last day of the Fiscal Quarter that ended immediately prior to the delivery of such Compliance Certificate.

(viii) Financial Statements and Covenants. The parties hereto agree that if at any time any change in GAAP (including the adoption of IFRS) or in the accounting practices of HA INC would affect in a material way the computation of any financial ratio set forth herein or any component of such ratio, including the computations for the “Net Investment Revenue”, “Income from financing receivable” or Investment interest expense”, and either Guarantors or Administrative Agent shall so request, Administrative Agent and Guarantors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or accounting practice; provided that, until so amended pursuant to such request, (i) such ratio or requirement shall continue to be computed in accordance with past practice or GAAP prior to such change therein and (ii) Guarantors shall provide to Administrative Agent and Lenders as reasonably requested hereunder, a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or past practice.

(ix) [Reserved]

(x) Margin Regulations. Such Guarantor shall not directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, or any regulations, interpretations or rulings thereunder.

(xi) Investment Company Act. Such Guarantor shall not take any action that would result in such Guarantor, or any Subsidiary of such Guarantor being required to register as an “investment company” under the Investment Company Act of 1940.

(xii) Merger; Bankruptcy. No Guarantor shall, and no Guarantor shall agree to, enter into, or cause or permit any Subsidiary of such Guarantor to enter into, any transaction of merger or consolidation unless at the time of consummation of such merger or consolidation:

(A) simultaneous with the consummation of such merger or consolidation, Full Payment of all Obligations is made to the Administrative Agent; or

(B) the following conditions precedent are satisfied:

(1) for any Fiscal Year of the Guarantors and the Subsidiaries of the Guarantors (the “Guarantor Parties”), the sum of (x) the aggregate proceeds and other consideration (regardless of the form of payment and including, for the avoidance of doubt, any assumption of liability) calculated in accordance with GAAP (the “Purchase Price”) paid or exchanged by the Guarantor Parties in connection with such merger or consolidation during such Fiscal Year plus (y) the Purchase Price paid or exchanged by the Guarantor Parties during such Fiscal Year in connection with all other mergers and consolidations made in reliance on this clause (xii)(B) plus (x) the Purchase Price paid or exchanged by the Guarantor Parties during such Fiscal Year in connection with all acquisitions in reliance on Section 15(b)(xiv)(B), does not exceed an amount equal to ten percent (10%) of the total Consolidated Equity as measured as of the last day of the immediately preceding Fiscal Year;

(2) the sum of (x) the Purchase Price paid or exchanged by the Guarantor Parties in connection with such merger or consolidation plus (y) the Purchase Price paid or exchanged by the Guarantor Parties in connection with all other mergers and consolidations made in reliance on this clause (xii)(B) since the Loan Document Effective Date plus (x) the Purchase Price paid by the Guarantor Parties in connection with all acquisitions in reliance on Section 15(b)(xiv)(B) since the Loan Document Effective Date, does not exceed $50,000,000; and

(3) each of the conditions described in Section 15(b)(xii)(C)(1), (2), (3), (4), (5), (6) and (7) are satisfied to the satisfaction of the Administration Agent in its reasonable discretion; or

(C) each of the following conditions precedent have been satisfied to the satisfaction of the Administration Agent in its reasonable discretion:

(1) no Default or Event of Default (including, without limitation, pursuant to Section 12.1.12 of the Loan Agreement) has occurred and is continuing at the time of such merger or consolidation, or will be caused by or would result from the consummation of any such merger or consolidation; provided that for purposes of this clause (1) no Default or Event of Default will be deemed to have occurred and be continuing as a result of a Change of Control described in clause (b) and (c) of the definition thereof in the Loan Agreement so long as (a) the merger or consolidation is solely between HA INC and HA LP (or the surviving entity from a merger or consolidation described in clause (b) below) and the surviving entity continues to own and Control, beneficially and of record, at least 50.1% of the equity interests of HA LLC (or if such merger included the surviving entity from a merger or consolidation described in clause (b) below, at least 100% of the equity interests of Borrower HASI and HAT Holdings) or (b) the merger or consolidation is solely between HA LP and HA LLC and the surviving entity continues to own and Control, beneficially and of record, at least 100% of the equity interests of Borrower HASI and HAT Holdings;

(2) a Guarantor is the surviving entity;

(3) no Guarantor or other Person has merged into a Borrower Party or HAT Holdings;

(4) (a) if another Guarantor is the non-surviving entity under any merger or consolidation, the surviving entity has expressly assumed the obligations of the non-surviving entity under each Loan Document to which the non-surviving entity is or was a party and (b) if HA LLC is the non-surviving entity under any merger or consolidation, the Collateral Agent has been expressly granted a first priority Lien and security interest in all of the equity interests of Borrower HASI and HAT Holdings and certificates and transfers in blank have been delivered to the Collateral Agent sufficient to perfect such Lien and security interest by “control” (within the meaning of Sections 8-106 and 9-106 of the UCC) (and Borrower has delivered reasonably satisfactory documentation evidencing the assumptions and other matters described in this clause (4) to Administrative Agent);

(5) the Guarantors have provided the Administrative Agent with written notice of such merger or consolidation at least thirty (30) days prior to the consummation of such merger or consolidation;

(6) the material lines of business of the Guarantors after giving effect to any such merger or consolidation shall not be substantially different from those lines of business conducted by the Guarantors and their Subsidiaries on the date hereof;

(7) Administrative Agent has received all information and other documentation it requests with respect to such merger or consolidation (including, for the avoidance of doubt, from all parties to such merger or consolidation) in order for it and the Lenders to comply with their ongoing obligations under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Anti-Terrorism Laws; and

(8) HA INC has delivered to the Administrative Agent a compliance certificate demonstrating to the reasonable satisfaction of the Administrative Agent that HA INC (on a consolidated basis) will be in compliance with each of the financial covenants set forth in Section 15(b)(vii) hereof on a pro forma basis; provided that (i) with respect to the financial covenant set forth in Section 15(b)(vii)(A) such pro forma statements shall include calculations showing compliance with such covenant as of the last day of the Fiscal Quarter that will immediately precede the consummation of such merger or consolidation (after giving pro forma effect to the consummation of such merger or consolidation as if such merger or consolidation had occurred on the last day of such Fiscal Quarter), as well as on a projected basis, as of the last day of the four Fiscal Quarter period that begins on the first day after the end of the Fiscal Quarter that will immediately precede the consummation of such merger or consolidation, (ii) with respect to the financial covenant set forth in Section 15(b)(vii)(B) such pro forma statements shall include calculations showing compliance with such covenant as of the last day of the four Fiscal Quarter period that will immediately precede the consummation of such merger or consolidation (after giving pro forma effect to the consummation of such merger or consolidation as if such merger or consolidation had occurred on the first day of such four Fiscal Quarter period), as well as on a projected basis for the four Fiscal Quarter Period beginning on the first day after the end of the Fiscal Quarter that will immediately precede the consummation of such merger or consolidation and (iii) with respect to the financial covenant set forth in Section 15(b)(vii)(C) such pro forma statements shall include calculations showing compliance with such covenant as of the last day of the Fiscal Quarter that will immediately precede the consummation of such merger or consolidation (after giving pro forma effect to the consummation of such merger or consolidation as if such merger or consolidation had occurred on the last day of such Fiscal Quarter), as well as on a projected basis, as of the last day of the four Fiscal Quarter period that begins on the first day after the end of the Fiscal Quarter that will immediately precede the consummation of such merger or consolidation;

provided that, notwithstanding the foregoing, nothing in this Section 15(b)(xii) shall in any way limit the provisions of Section 11.2.13 of the Loan Agreement and provided further that the Guarantors shall notify the Administrative Agent in writing at least thirty (30) days prior to the consummation of any such merger or consolidation whether such Guarantors will satisfy the conditions set forth in clause (A), (B) or (C) of this Section 15(b)(xii) (which notice may be contained within any notice otherwise required to be delivered pursuant to Section 15(b)(xii)(B)(3) or (C)(5)).

(xiii) Liquidation, Etc. No Guarantor shall, and no Guarantor shall agree to, liquidate, wind up or dissolve itself or otherwise commence any Insolvency Proceeding in respect of itself or file any petition or pass a resolution seeking the same.

(xiv) Acquisitions. No Guarantor shall, and no Guarantor shall agree to, acquire, or cause or permit any Subsidiary of such Guarantor to acquire, by purchase or otherwise the business of another Person or all or substantially all of the Property of another Person or all or substantially all of the Equity Interests of another Person (other than, in each case, investments in loans, assets and projects in the Ordinary Course of Business) unless at the time of consummation of such acquisition:

(A) simultaneous with the consummation of such acquisition, Full Payment of all Obligations is made to the Administrative Agent; or

(B) the following conditions precedent are satisfied:

(1) for any Fiscal Year of the Guarantor Parties, the sum of (x) the Purchase Price paid by the Guarantor Parties in connection with such acquisition during such Fiscal Year plus (y) the Purchase Price paid by the Guarantor Parties during such Fiscal Year in connection with all other acquisitions made in reliance on this clause (xiv)(B) plus (x) the Purchase Price paid by the Guarantor Parties during such Fiscal Year in connection with all mergers and consolidations in reliance on Section 15(b)(xii)(B), does not exceed an amount equal to ten percent (10%) of the total Consolidated Equity as measured as of the last day of the immediately preceding Fiscal Year;

(2) the sum of (x) the Purchase Price paid by the Guarantor Parties in connection with such acquisition plus (y) the Purchase Price paid by the Guarantor Parties in connection with all other acquisitions made in reliance on this clause (xiv)(B) since the Loan Document Effective Date plus (x) the Purchase Price paid or exchanged by the Guarantor Parties in connection with all mergers and consolidations in reliance on Section 15(b)(xii)(B) since the Loan Document Effective Date, does not exceed $50,000,000; and

(3) each of the conditions described in Section 15(b)(xiv)(C)(1), (3), and (5) are satisfied to the satisfaction of the Administration Agent in its reasonable discretion; or

(C) each of the following conditions have been satisfied to the satisfaction of the Administrative Agent in its reasonable discretion:

(1) no Default or Event of Default (including, without limitation, pursuant to Section 12.1.12 of the Loan Agreement) has occurred and is continuing at the time of such acquisition, or will be caused by or would result from the consummation of any such acquisition;

(2) the Guarantors have delivered to the Administrative Agent a compliance certificate demonstrating to the reasonable satisfaction of the Administrative Agent that HA INC (on a consolidated basis) will be in compliance with each of the financial covenants set forth in Section 15(b)(vii) hereof on a pro forma basis at the time of the consummation of such acquisition and after giving effect thereto, provided that (i) with respect to the financial covenant set forth in Section 15(b)(vii)(A) such pro forma statements shall include calculations showing compliance with such covenant as of the last day of the Fiscal Quarter that will immediately precede such acquisition (after giving pro forma effect to the consummation of such acquisition as if such acquisition had occurred on the last day of such Fiscal Quarter), as well as on a projected basis, as of the last day of the four Fiscal Quarter period that begins on the first day after the end of the Fiscal Quarter that will immediately precede the consummation of such acquisition, (ii) with respect to the financial covenant set forth in Section 15(b)(vii)(B) such pro forma statements shall include calculations showing compliance with such covenant for the four Fiscal Quarter period ending on the last day of the Fiscal Quarter that will immediately precede the consummation such acquisition (after giving pro forma effect to the consummation of such acquisition as if such acquisition had occurred on the first day of such four Fiscal Quarter period), as well as on a projected basis for the four Fiscal Quarter Period beginning on the first day after the end of the Fiscal Quarter that will immediately precede the consummation of such acquisition and (iii) with respect to the financial covenant set forth in Section 15(b)(vii)(C) such pro forma statements shall include calculations showing compliance with such covenant as of the last day of the Fiscal Quarter that will immediately precede the consummation of such acquisition (after giving pro forma effect to the consummation of such acquisition as if such acquisition had occurred on the last day of such Fiscal Quarter), as well as on a projected basis, as of the last day of the four Fiscal Quarter period that begins on the first day after the end of the Fiscal Quarter that will immediately precede the consummation of such acquisition;

(3) Guarantors have provided the Administrative Agent with written notice of the acquisition at least thirty (30) days prior to the proposed consummation date of such acquisition;

(4) the material lines of business of the Guarantors after giving effect to any such acquisition shall not be substantially different from those lines of business conducted by the Guarantors and their Subsidiaries on the date hereof;

(5) Administrative Agent has received all information and other documentation it requests with respect to acquisition (including, for the avoidance of doubt, from all parties to such acquisition) in order for it and the Lenders to comply with their ongoing obligations under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Anti-Terrorism Laws;

provided that, notwithstanding the foregoing, nothing in this Section 15(b)(xiv) shall in any way limit the provisions of Section 11.2.13 of the Loan Agreement and provided further that the Guarantors shall notify the Administrative Agent in writing at least thirty (30) days prior to the consummation of any such acquisition whether such Guarantors will satisfy the conditions set forth in clause (A), (B) or (C) of this Section 15(b)(xiv) (which notice may be contained within any notice otherwise required to be delivered pursuant to Section 15(b)(xiv)(B)(3) or (C)(3)).

(xv) [Reserved]

(xvi) [Reserved]

(xvii) [Reserved]

(xviii) [Reserved]

(xix) [Reserved]

(xx) [Reserved]

(xxi) Knowledge. Such Guarantor hereby acknowledges and agrees that pursuant to the terms of, and for all purposes contained in, the Loan Agreement and other Loan Documents, any reference to the “Knowledge” of the Borrowers shall mean and include, without limitation, the actual knowledge of the officers or employees of such Guarantor whose duties require them to have responsibility for the matter in question.

16. Indemnification and Survival. Without limitation on any other obligations of the Guarantors or remedies of the Lender or any other Secured Party under this Guaranty, the Guarantors, jointly and severally, shall to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party from and against, and shall pay within ten (10) Business Days of request, any and all damages, losses, liabilities and reasonable and documented, out of pocket third party fees, costs and expenses (including attorneys’ fees and expenses) that may be suffered or incurred by any Secured Party in connection with or as a result of any failure of any Guarantors obligations under this Guaranty to be the legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms; provided that the scope of the indemnity set forth in this Section 16 shall be limited to any and all claims that the Administrative Agent and Secured Parties could have asserted or demanded against one or more of the Guarantors in respect of the Guaranteed Obligations had the Guaranty been enforceable, plus any fees costs and expenses associated with the enforcement and collection of this indemnity; provided further that the parties hereto agree that the Administrative Agent and Lenders are not waiving, and this limitation shall not be deemed or construed to be a waiver of, any rights, remedies or claims that the Administrative Agent or the Secured Parties could have asserted against the Guarantors under the Guaranty had the Guaranty been enforceable in accordance with its terms. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

17. Process Agent Appointment. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE, EACH GUARANTOR IRREVOCABLY APPOINTS CORPORATION SERVICES COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK; EACH GUARANTOR AGREES THAT FAILURE BY ITS AGENT FOR SERVICE OF PROCESS TO NOTIFY SUCH GUARANTOR OF THE SERVICE OF PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED; AND EACH GUARANTOR CONSENTS TO THE SERVICE OF PROCESS RELATING TO ANY SUCH PROCEEDINGS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH HEREIN.

18. GOVERNING LAW; Assignment; Jurisdiction; Notices. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Guaranty shall (a) bind the Guarantors and their respective successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Administrative Agent and each Lender and their successors and assigns and Administrative Agent and each Lender may, without notice to the Guarantors and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part (subject to the terms of the Loan Agreement). Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York County, New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Administrative Agent or any other Secured Party in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by the Guarantors. Each Guarantor agrees that Administrative Agent and each Lender, subject to its obligations under Section 15.13 of the Loan Agreement, may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Administrative Agent’s or such Lender’s possession concerning the Guarantors, this Guaranty and any security for this Guaranty. All notices and other communications to the Guarantors under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the applicable Guarantor at its address set forth below or at such other address in the United States as may be specified by the Guarantors in a written notice delivered to the Administrative Agent at such office as the Administrative Agent may designate for such purpose from time to time in a written notice to the Guarantors.

19. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

20. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement.

21. Performance. If any performance (other than payment) under this Guaranty is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day.

22. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

23. Bankruptcy. Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding under any Debtor Relief Laws (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Obligors of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

24. Limitation on Guaranteed Obligations. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability hereunder shall be limited to the amount which could be claimed by Agent and Secured Parties from each such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Guaranty has been executed and delivered as of the date set forth below.

Executed this 19th day of July, 2013.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President and Chief Executive Officer

Address: 1906 Towne Centre Blvd, Suite 370

Annapolis, MD 21401

Attn: Legal Department

Telecopy: 410-571-6199

Electronic Mail: legaldepartment@hannonarmstrong.com

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, L.P.

By	Hannon Armstrong Sustainable Infrastructure Capital, Inc., its general partner

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President and Chief Executive Officer

Address: 1906 Towne Centre Blvd, Suite 370

Annapolis, MD 21401

Attn: Legal Department

Telecopy: 410-571-6199

Electronic Mail: legaldepartment@hannonarmstrong.com

HANNON ARMSTRONG CAPITAL, LLC

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President and Chief Executive Officer

Address: 1906 Towne Centre Blvd, Suite 370

Annapolis, MD 21401

Attn: Legal Department

Telecopy: 410-571-6199

Electronic Mail: legaldepartment@hannonarmstrong.com

ANNEX A

DEFINITIONS

The following terms in this Continuing Guaranty shall have the meanings set forth below:

“Administrative Agent” has the meaning set forth in the preamble to the Guaranty.

“Aggregate Availability” means, as of any date of determination, the sum of the (x) Availability and (y) Availability (as defined in the Other Loan Agreement), in each case, as of such date of determination.

“Aggregate Outstanding Amount” means, as of any date of determination, the sum of the (x) Outstanding Amount and (y) Outstanding Amount (as defined in the Other Loan Agreement), in each case, as of such date of determination.

“Attributable Indebtedness” means, as of any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Borrower” or “Borrowers” has the meaning set forth in the preamble to the Guaranty.

“Calculation Date” means the last day of each Fiscal Quarter of HA INC.

“Collateral Agent” has the meaning set forth in the preamble to the Guaranty.

“Consolidated Debt to Equity Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded Debt as of such date to (ii) Consolidated Equity as of such date.

“Consolidated Equity” means, as of any date of determination, for the Consolidated Group on a consolidated basis, an amount equal to the aggregate book value of the assets of the Consolidated Group minus the sum of all of the liabilities of the Consolidated Group (including accrued and deferred income taxes) all as determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, for the Consolidated Group, on a consolidated basis, the sum of (without duplication) (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations and Obligations (as defined in the Other Loan Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but excluding obligations collateralized with cash (but only up to the amount so collateralized) or arising under performance letters of credit, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable and other similar accrued expenses in the Ordinary Course of Business), (e) Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to any of the obligations and indebtedness of the types referred to in clauses (a) through (e) above of any Person, and (g) all obligations and indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other comparable limited liability entity) in which the any member of the Consolidated Group is a general partner or joint venture, unless such obligation or indebtedness is expressly made non-recourse to the Guarantors; provided that Consolidated Funded Debt shall not include Non-Recourse Debt.

“Consolidated Group” means HA INC and its Subsidiaries.

“Consolidated Interest Expense” means for any period for the Consolidated Group on a consolidated basis, the expenses classified as “investment interest expense” as it appears in the HA INC financial statements delivered to the Administrative Agent in accordance with Section 11.1.1(c)(i) and (d)(i) of the Loan Agreement, as applicable.

“Consolidated Interest Income: means for any period for the Consolidated Group on a consolidated basis the income classified as “Income from financing receivables” as it appears in the HA INC financial statements delivered to the Administrative Agent in accordance with Section 11.1.1(c)(i) and (d)(i) of the Loan Agreement, as applicable.

“Debtor Relief Laws” has the meaning set forth in Section 2.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such obligation of the payment or performance of such obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any obligation of any other Person, whether or not such obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Guarantor” has the meaning set forth in the preamble to the Guaranty.

“Guarantor Parties” has the meaning set forth in Section 15(b)(xii)(B)(1) of the Guaranty.

“Guaranty” means this Continuing Guaranty, dated as of July [    ], 2013 issued by each Guarantor.

“Lender” has the meaning set forth in the preamble to the Guaranty.

“Liquid Investments” means, on a consolidated basis, cash and Cash Equivalents on the balance sheet of the Consolidated Group.

“Liquidity Amount” means, as of any date of measurement thereof, the sum of (x) the aggregate amount (all such amounts to be in Dollars) of all Liquid Investments of the Consolidated Group on such date plus (y) Aggregate Availability on such date, but excluding from such amount, any Liquid Investment of the Consolidated Group that is either (i) restricted from payment to the Borrowers in satisfaction of the Obligations or the Other Obligations, (ii) classified as “Restricted Cash and Cash Equivalents” or would otherwise be treated as a restricted asset, in each case under GAAP, (iii) being used to satisfy or otherwise is being applied towards any other covenant or obligation requiring any member of the Consolidated Group to maintain any specified amount of liquidity (other than pursuant to Section 15(b)(vii)(A) of the Guaranty (as defined in the Other Loan Agreement) or (iv) on deposit in a Borrower Collateral Account or in an Other Borrower Collateral Account, that will be used to pay accrued interest or fees.

“Loan Agreement” has the meaning set forth in the preamble to the Guaranty.

“Net Investment Revenue” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the difference between (x) Consolidated Interest Income and (y) Consolidated Interest Expense.

“Non-Recourse Debt” means Debt of any Subsidiary of a Guarantor (other than HA LLC and HA LP) in the nature of a capital lease or secured loan and with respect to which the creditor has recourse only to such Subsidiary that is the obligor thereof and any Person that is the sole owner of such obligor (unless such owner is a Guarantor) and has no recourse (including by virtue of a Lien, Guarantee or otherwise) to any of the Guarantors, or such debt that is otherwise classified as “non-recourse” debt (including any “non-recourse” debt of HA LLC to the extent so classified therein) in the HA INC financial statements delivered to the Administrative Agent in accordance with Section 11.1.1(c)(i) and (d)(i) of the Loan Agreement, as applicable.

“Other Borrower Collateral Accounts” means each Borrower Collateral Account as defined in the Other Loan Facility.

“Purchase Price” has the meaning set forth in Section 15(b)(xii)(B)(1) of the Guaranty.

SCHEDULE 15(a)(xxiii)

CORPORATE STRUCTURE

(See attached)

Schedule 15(a)(xxiii)-1